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                                                                EXHIBIT 21.1




                              LIST OF SUBSIDIARIES



1. UnionBank, an Illinois state bank with its main office located in Streator, Illinois

2. UnionBank/Sandwich, an Illinois state bank with its main office located in Sandwich, Illinois

3. Prairie Acquisition Corporation, an Illinois corporation, and its subsidiaries:

     a. Farmers State Bank of Ferris, an Illinois state bank with its main office located in Carthage, Illinois

     b. Hanover State Bank, an Illinois state bank with its main office located in Hanover, Illinois

     c. Bank of Ladd, an Illinois state bank with its main office located in Ladd, Illinois

     d. First National Bank of Manlius, a national bank with its main office located in Manlius, Illinois

     e. Tampico National Bank, a national bank with its main office located in Tampico, Illinois

     f. Tiskilwa State Bank, an Illinois state bank with its main office located in Tiskilwa, Illinois

4.   UnionData Corp, Inc., a Delaware corporation

5.   Union Corporation, an Illinois corporation

6.   LaSalle County Collections, Inc., an Illinois corporation

7. Country Bancshares, Inc., an Illinois corporation (to be acquired on or about the date of this Offering), and its subsidiary:

            Omni Bank, an Illinois state bank with its main office in Macomb, Illinois